Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Traws Pharma, Inc. on Form S-3 to be filed on or about July 1, 2024 of our report dated June 17, 2024, on our audits of the financial statements of Trawsfynydd Therapeutics, Inc. as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Form 8-K/A filed June 17, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning Trawsfynydd Therapeutics, Inc.’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

July 1, 2024